STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                          C/O RAMIUS CAPITAL GROUP, LLC
                          666 THIRD AVENUE, 26TH FLOOR
                            NEW YORK, NEW YORK 10017

                                  April 4, 2006

VIA FACSIMILE AND COURIER

S1 Corporation
3500 Lenox Road, Suite 200
Atlanta, GA  30326
Attn:  Corporate Secretary

Dear Sir:

      Starboard Value and Opportunity Master Fund Ltd., an exempted company organized under the laws of the Cayman Islands ("Starboard"), is the record holder of 1,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of S1 Corporation, a Delaware corporation (the "Company"), as of the close of business on April 3, 2006.

      As the record holder of the Shares, Starboard hereby demands,  pursuant to
Section 220 of the Delaware General Corporation Law, during the usual hours for business, to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:

            (a) A complete  record or list of the  holders of the Common  Stock, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder, as of March 31, 2006, the record date established for the 2006 Annual Meeting of Stockholders of the Company, or any other record date that may be established for the annual meeting or any other meeting of stockholders held in lieu thereof (the "Record Date") and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting");

            (b) A magnetic computer tape list or other electronic medium of the holders of the Common Stock as of the Record Date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary for Starboard to make use of such magnetic computer tape; and a hard copy printout of such magnetic computer tape for verification purposes;

            (c) A stop list or stop lists relating to shares of Common Stock of the Company and any additions or deletions thereto. Any daily transfer sheets after the Record Date;

            (d) All information in the Company's or its transfer agent's possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Stock as of the Record Date, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Automatic Data Processing-Investor Communications Services and any omnibus proxies issued by such entities;

            (e) All information in or which comes into the Company's possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Common Stock in the format of a magnetic computer tape, cartridge file or other electronic medium of such owners showing the name, address and number of shares registered in the name of each such owner; such computer processing data as is necessary for Starboard to make use of such magnetic computer tape or cartridge; and a hard copy printout of such magnetic computer tape or cartridge for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from ADP Proxy Services);

            (f) All "respondent bank" lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;

            (g) A list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common Stock attributable to each such participant in any such plan, and (iii) the method by which Starboard or its agents may communicate with each such participant; and

            (h) A correct and complete copy of the bylaws of the Company.

      Starboard demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (h) be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

      Starboard will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

      The purpose of this demand is to enable Starboard, together with Ramius Capital Group, L.L.C. and Barington Capital Group, L.P., and certain of their affiliates, to communicate with the Company's stockholders on Starboard's business proposals and director nominations, the notice of which was submitted to the Company by Starboard on April 3, 2006, and other matters relating to the Company's corporate governance and operations, consistent with the applicable provisions of Delaware law.

      Starboard hereby designates and authorizes Steven Wolosky, Ron Berenblat and Andrew Freedman of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Charles
A. Koons III and Daniel Burch of MacKenzie Partners, Inc., and any other persons designated by them, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties by no later than April 11, 2006.

                                               Very truly yours,

                                               STARBOARD VALUE AND OPPORTUNITY
                                               MASTER FUND LTD.

                                               By: /s/ Mark Mitchell
                                                   -----------------------------
                                               Name:  Mark Mitchell
                                               Title: Authorized Signatory

State of New York   )
                    ) ss:
County of New York  )

            MARK MITCHELL, being duly sworn, states: I executed the foregoing letter, that he is a Director of Starboard Value and Opportunity Master Fund Ltd. ("Starboard"), that he is authorized to make the foregoing demand for inspection on behalf of and as the act and deed of Starboard, and the information and facts stated therein, and the purpose of this demand for inspection, are true and correct. Such inspection is reasonably related to Starboard's interest as a stockholder and is not desired for a purpose which is in the interest of a business or object other than the business of S1 Corporation.


                                                /s/ Mark Mitchell
                                                --------------------------------
                                                Mark Mitchell

Subscribed and sworn to before me
this 4th day of April, 2006.


/s/ Marites B. Canlas-Mojica
-----------------------------
         Notary Public

My commission expires: 2/22/09
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